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                                                                   Exhibit 3b(i)
CONSENT OF SOLE STOCKHOLDER
OF BELL ATLANTIC - NEW JERSEY, INC.

The undersigned, which holds all of the outstanding stock of Bell Atlantic - New Jersey, Inc. (the "Corporation"), does hereby consent to and adopt the following resolution pursuant to Section 14A:5-6 of the New Jersey Business Corporation
Act:

RESOLVED, that the By-Laws of the Corporation be, and they hereby are, amended and restated in their entirety as set forth on Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the undersigned sole stockholder of Bell Atlantic - New Jersey, Inc. has executed this consent as of the 15th day of December, 1995.

Bell Atlantic Corporation

By: Raymond W. Smith
Chairman of the Board and
Chief Executive Officer